Exhibit 5

D. Bradley Peck
(858) 550-6012
bpeck@cooley.com

May 4, 2007

Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656

Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by Valeant Pharmaceuticals International (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering the registration of an aggregate of 17,471,469 shares of the Company’s Common Stock (the “Shares”) for issuance pursuant to the Company’s 2006 Equity Incentive Plan (the “Equity Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Equity Plan, the Company’s Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the Registration Statement and related prospectus and the Equity Plan, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Equity Plan, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley Godward Kronish LLP

By:	/s/ D. Bradley Peck
D. Bradley Peck

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